                              FINANCIAL STATEMENTS

                          INDEX TO FINANCIAL STATEMENTS

                                                                                    PAGES
                                                                                    -----
             AMERICAN ORIENTAL BIOENGINEERING, INC.

             DECEMBER 31, 2001 AND 2000 (AUDITED)

             Report of Independent Auditors                                          F-2

             Balance Sheet as of  December 31, 2001                                  F-3

             Statements of Operations for the years ended December 31, 2001 and
             2000 and for the period from February 4, 1995 (date of inception)
             through December 31, 2001                                               F-4

             Statements of Changes in Stockholders' Equity for the period from
             February 4, 1995 (date of inception) through December 31, 2001          F-5-6

             Statements of Cash Flows for the years ended December 31, 2001 and
             2000 and for the period from February 4, 1995 (date of inception)
             through December 31, 2001                                               F-7-8

             Notes to Financial Statements                                           F-9-15

             UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

             Introduction                                                            F-16

             Pro Forma Combined Balance Sheet as of  December 31, 2001               F-17

             Pro Forma Combined Statement of Operations For the Year Ended
             December 31, 200                                                        F-18

             HARBIN THREE HAPPINESS BIOENGINEERING LIMITED

             DECEMBER 31, 2001 (AUDITED)

             Report of Independent Auditors                                          F-19

             Balance Sheets as of December 31, 2001 and 2000                         F-20

             Statements of Income for the years ended December 31, 2001 and 2000     F-21

             Statements of Changes in Members' Equity for the years ended
             December 31, 2001 and 2000                                              F-22

             Statements of  Cash Flows for the years ended December 31, 2001
             and 2000                                                                F-23

             Notes to Financial Statements                                           F-24-29


INDEPENDENT AUDITORS' REPORT

Board of Directors
American Oriental Bioengineering, Inc:
(Formerly Internet Golf Association, Inc.)

We have audited the accompanying balance sheet of American Oriental Bioengineering, Inc. (formerly Internet Golf Association, Inc.) (a development stage company) as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000 and for the period from February 4, 1999 (dated of inception) through December 31, 2001. These statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Internet Golf Association, Inc. as of December 31, 2000 and the related statements of operations, stockholders' equity and cash flow for that year ended and from February 4, 1999 (date of inception) to December 31, 2000 have been audited by other auditors. Their report's dated February 18, 2000, included an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements for the period from February 4, 1999 (dated inception) through December 31, 2000 reflect total revenues of $21,423 and net loss of $1,836,415, of the related totals. The other auditors report has been furnished to us, and our opinion, in so far as it relates to the amounts, included for such prior period, is based solely on the report of other such auditors.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free OF material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall fnancial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, such financial statements referred to above present fairly, in all material respects, the financial position of American Oriental Bioengineering, Inc. as of December 31, 2001 and the results of its operations and its cash flows for the year then ended and for the period from February 4, 1999 (dated inception) through December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying financial statements, the Company has been in the development stage since its inception on February 4, 1999. This factor raises substantial doubt about the Company's ability to continue as a going concern. As discussed in Note 1, the ability of the Company to continue in existence is dependent primarily upon obtaining additional debt and equity financing for marketing, software development and the funding of operations as well as the generating of income from membership, tournaments, and sales of related product and services. The financial statements do not include any adjustments related to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as going concern.

Thomas Leger & Co., L.L.P.
Houston, TX 77008
March 29, 2002

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                                  BALANCE SHEET


                                                                  December 31,
                                                                      2001
                                                                  -----------
ASSETS

Current assets:
   Cash                                                           $        76
                                                                  -----------

Other assets
   Deferred merger costs                                              386,800
   Other                                                                8,691
                                                                  -----------
     Total other assets                                               395,491

Total Assets                                                      $   395,567
                                                                  ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable and accrued expenses                          $       800
                                                                  -----------

      Total liabilities                                                   800
                                                                  -----------

Stockholders' equity:
   Preferred stock, $0.001 par value; 5,000,000 shares
      authorized; no shares issued or outstanding
   Common stock, $0.001 par value, 20,000,000 shares
      authorized: 10,141,017 and 320,848 shares issued and
      outstanding at December 31, 2001 and December 30, 2000,
      respectively (including 320 shares committed and
      not issued at December 31, 2000)                                 10,141
   Additional paid-in capital                                       1,973,844
   Deficit accumulated during the development stage                (1,589,218)
                                                                  -----------

      Total stockholders' equity                                      394,767
                                                                  -----------

                                                                  $   395,567
                                                                  ===========

   The accompanying notes are an integral part of these financial statements.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS


                                                                                           February 4, 1999
                                                                                               (Date of
                                                              Year             Year           Inception)
                                                              Ended            Ended           Through
                                                           December 31,     December 31,     December 31,
                                                              2001             2000              2001
                                                           -----------      -----------      -----------
Revenues                                                   $        --      $    22,705      $    64,705

Cost of revenues                                                    --            9,973           43,282
                                                           -----------      -----------      -----------

Gross profit                                                        --           12,732           21,423
                                                           -----------      -----------      -----------

Operating expense
   General and administrative                                   35,732          639,689        1,280,020
   Payroll and related                                              --          157,149          351,903
   Advertising and related                                          --           43,903          510,150
   Depreciation                                                  1,259            5,035           10,910
                                                           -----------      -----------      -----------
                                                                36,991          845,776        2,152,983
                                                           -----------      -----------      -----------

Loss from operations                                           (36,991)        (833,044)      (2,131,560)
                                                           -----------      -----------      -----------

Interest expense, net of interest income
   of $ - , $1,834, and $1,967 respectively                    111,877          188,612          336,998

Gain on conversion of debt to stock                                 --          484,875          484,875
                                                           -----------      -----------      -----------

Loss before provision for taxes                               (148,868)        (536,781)      (1,983,683)

Provision for taxes                                                800              800            2,400
                                                           -----------      -----------      -----------

Loss before extraordinary items                               (149,668)        (537,581)      (1,986,083)

Extraordinary gain:
   Settlement of debt for stock                                285,222               --          285,222
   Settlement of debt for assets                               111,643               --          111,643
                                                           -----------      -----------      -----------

Net income (loss)                                          $   247,197      $  (537,581)     $(1,589,218)
                                                           ===========      ===========      ===========

Basic and diluted net loss per common share:
   Loss from operations                                    $     (0.17)     $     (1.70)
   Extraordinary gain on settlement of debt for stock             0.33               --
   Extraordinary gain on settlement of debt for assets            0.13               --
                                                           -----------      -----------

Basic and diluted net income (loss) per common share       $      0.29      $     (1.70)
                                                           ===========      ===========

Basic and diluted weighted average
   common shares outstanding                                   860,713          316,582
                                                           ===========      ===========
(Giving effect for 100 to 1 reverse stock split)

   The accompanying notes are an integral part of these financial statements.

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                               STOCKHOLDERS EQUITY


                                                           COMMON      COMMON      ADDITIONAL          DEFICIT
                                                           STOCK       STOCK        PAID-IN        ACCUMULATED DURING
                                                           SHARES      AMOUNT       CAPITAL         DEVELOPMENT STAGE       TOTAL
                                                         ---------    ----------   -----------     -------------------      ------
Balance, February 4, 1999 (date of inception)                 -        $      -    $        -       $        -             $    -

Shares issued to founders for no consideration:
  February 8, 1999                                           38,250           38            (38)             -                  -
  April 1, 1999                                          24,261,750       24,262        (24,262)             -                  -

Shares issued in connection with the plan of
 reorganization on May 7, 1999:
  Stock dividend to founders                                347,970          348           (348)             -                  -
  Shares issued for acquistion of Champion
  Ventures, Inc., net of acquisition costs
   of $125,000                                            4,716,000        4,716        130,284              -            135,000
  Shares issued to attorneys and finders                    852,030          852           (852)             -                  -

Shares sold to investors:

  May 26, 1999 at $0.50 per share                           450,000          450        224,550              -            225,000
  June 15, 1999 at $0.50 per share                          150,000          150         74,850              -             75,000
  June 21, 1999 at $0.83 per share                          117,000          117         97,383              -             97,500
  June 30, 1999 at $0.83 per share                           53,400           53         44,447              -             44,500
  August 5, 1999 at $0.83 per share                         111,600          112         92,888              -             93,000
  September 5, 1999 at $0.83 per share                       97,500           98         81,152              -             81,250

Issuance costs of shares sold                                     -            -       (120,637)             -           (120,637)

Shares issued for services:
  June 1, 1999 at $0.83 per share                            30,000           30         24,970              -             25,000
  August 3, 1999 at $1.49 per share                          45,000           45         66,893              -             66,938
  September 17, 1999 at $1.38 per share                      15,000           15         20,705              -             20,720
  September 28, 1999 at $1.06 per share                      14,085           14         14,986              -             15,000

Shares subscribed for services:
  July 1, 1999 at $1.27 per share                            60,000           60         76,440              -             76,500
  October 5, 1999 at $1.13 per share                         48,750           49         54,95               -             55,000

Issuance of detachable warrants with
convertible debt                                                  -            -        100,000              -            100,000

Value of beneficial conversion in connection
with a consulting agreement                                                              15,000              -             15,000

Redemption of shares issued for services                    (14,085)         (14)       (14,986)             -            (15,000)

Net loss                                                         -            -              -      (1,298,834)        (1,298,834)
                                                         ----------   ----------    -----------    -----------        -----------
Balance, December 31, 1999                               31,394,250   $   31,395    $   958,376    $(1,298,834)       $  (309,063)

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                               STOCKHOLDERS EQUITY


                                                        COMMON         COMMON      ADDITIONAL          DEFICIT
                                                        STOCK          STOCK        PAID-IN        ACCUMULATED DURING
                                                        SHARES         AMOUNT       CAPITAL         DEVELOPMENT STAGE       TOTAL
                                                      ---------       ----------   -----------     -------------------      ------
Shares issued for services:
  February 24, 2000 at $0.87 per share                   2,250        $       2    $     1,748        $      -             $  1,750
  August 14, 2000 at $0.25 per share                    42,000               42         10,458               -               10,500
  August 14, 2000 at $1.00 per share                   331,950              332        331,618               -              331,950

Issuance of stock for debt:
  August 14, 2000 at $2.00 per share                   314,300              314                              -              314,300

Estimated fair market value of warrants
  issued to directors and consultants                        -                -        157,800               -              157,800

Gain on conversion of debt to stock                          -                -       (484,875)              -             (484,875)

Net loss                                                     -                -              -        (537,581)            (537,581)
                                                     ----------       ----------   -----------     -------------------    ---------
Balance at December 31, 2000                         32,084,750          32,085        975,125      (1,836,415)            (515,219)

Stock  issued for debt:
  April 23, 2001 at $3.30 per share.                  9,000,000           9,000         21,000               -              30,000
  April 23, 2001 at $0.686 per share                 20,000,000          20,000        117,298               -             137,298

Stock split 1 share for 100 shares
  October 15, 2001                                  (60,472,676)        (60,473)        60,473               -                   -

Stock issued for debt December 18, 2001
  at $1.00 per shares                                   100,000             100         99,900               -             100,000

Stock issued for services:
  December 18, 2001 at $1.00 per share                  299,000             299        298,701               -             299,000
  December 18, 2001 at $0.20 per share                  439,000             439         87,361               -              87,800

Stock issued December 18, 2001 at par                 8,690,943           8,691              -               -               8,691

Net income                                                   -               -               -         247,197             247,197
                                                     ----------       ----------    ----------     -----------           ---------
Balance at December 31, 2001                         10,141,017       $  10,141     $1,659,858     $(1,589,218)          $ 394,767
                                                     ==========       ==========    ===========    =============         =========

   The accompanying notes are an integral part of these financial statements

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOW

                                                                                                    February 4, 1999
                                                                                                        (Date of
                                                                        Year            Year            Inception)
                                                                        Ended           Ended            Through
                                                                     December 31,     December 31,     December 31,
                                                                         2001            2000              2001
                                                                     -----------      -----------      -----------
Cash flows from operating activities:
Net income (loss)                                                    $   247,197      $  (537,581)     $(1,589,218)
   Adjustments to reconcile net loss to net cash used in
   operation activities:
     Extraordinary gain on debt                                         (396,865)              --         (396,865)
     Depreciation and amortization                                         1,259          121,014          156,056
     Value of shares issued for interest and other expenses              147,609               --          147,609
     Value of shares issued for services                                  29,323          156,981
     Estimated fair market value of warrants issued for services         157,800          157,800
     Value of shares subscribed for services and beneficial
         conversion in connection with a consulting agreement                 --               --          146,500
     Issuance of stock for conversion of debt to capital                      --         (161,250)        (161,250)
     Write-off of note receivable to stockholder                              --               --           10,000
   Changes in operating assets and liabilities:
     Accounts receivable                                                   1,250           (3,343)          (2,093)
     Inventories                                                              --               --          (22,705)
     Accounts payable and accrued expenses                               (15,855)          17,652          223,957
     Other                                                                    --              152               --
                                                                     -----------      -----------      -----------
   Net cash used in operating activities                                 (15,405)        (376,233)      (1,173,228)
                                                                     -----------      -----------      -----------

Cash flows from investing activities:
     Issuance of note receivable to stockholder                               --               --          (10,000)
     Purchase of property and equipment                                       --               (1)         (35,249)
     Cash paid for transaction costs                                          --               --         (125,000)
                                                                     -----------      -----------      -----------
     Net cash used in investing activities                                    --               (1)        (170,249)

   Cash flow from financing activities:
     Proceeds from sale of common stock                                       --              690          616,940
     Issuance  costs of shares sold                                           --               --         (120,637)
     Proceeds from short-term note payable                                 5,000          187,500          192,500
     Proceeds from notes payable to officers                                  --           66,200           66,200
     Proceeds from convertible note payable                                   --               --          200,000
     Proceeds from other short-term borrowings                                --          128,550          128,550
                                                                     -----------      -----------      -----------
     Net cash provided by financing activities                             5,000          382,940        1,083,553
                                                                     -----------      -----------      -----------
Net change in cash                                                       (10,405)           6,706         (259,924)

Cash at beginning of period                                               10,481            3,775

Cash acquired in merger                                                       --               --          260,000
                                                                     -----------      -----------      -----------

Cash at end of period                                                $        76      $    10,481      $        76
                                                                     ===========      ===========      ===========

   The accompanying notes are an integral part of these financial statements

                     AMERICAN ORIENTAL BIOENGINEERING, INC.
                     FORMERLY INTERNET GOLF ASSOCIATION, INC
                           (DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF CASH FLOW

Supplemental disclosure of cash flow information:
   Cash paid during the period for:
     Interest                                                        $        --      $   155,984      $   155,984
                                                                     ===========      ===========      ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING
   AND FINANCING ACTIVITIES
     Stock for payment of merger costs                               $   386,800
     Stock issued in satisfaction of debt                                267,298
     Stock issued                                                          8,691
     Property distributed in satisfaction of debt                         47,044




   The accompanying notes are an integral part of these financial statements

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001


         NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

         Internet Golf Association, Inc. ("Internet Golf"), a Nevada corporation, was formed on February 4, 1999 and was inactive until the reorganization. Effective May 7, 1999 and pursuant to a plan of reorganization, Internet Golf completed a reorganization transaction with and into Champion Ventures, Inc. and subsidiary ("Champion"), a Nevada corporation. Under the terms of the agreement, all of Internet Golf's outstanding stock was exchanged for 2,550,000 shares of Champion common stock and Internet Golf became a wholly owned subsidiary of Champion. Internet Golf has treated the transaction as a reverse acquisition for accounting purposes, as the Internet Golf shareholders had control of the combined entity before and after the transaction. Therefore, Internet Golf has treated the transaction as the acquisition of Champion. Internet Golf changed its name to IGAT, Inc.; Champion changed its name to Internet Golf Association, Inc.

         In an agreement dated December 18, 2001, Internet Golf Association agreed to acquire Harbin Three Bioengineering Limited, a limited liability company formed in the People's Republic of China. Under terms of the agreement, the Company has reversed split the stock 100 to 1, reduced the authorized shares to 20,000,000 shares and changed its name to American Oriental Bioengineering, Inc. (the "Company). The Company's year-end is December 31.

         Per share amounts and shares have been adjusted for the 100 to 1 reverse stock split October 15, 2001.

         Development Stage Company

         The Company has been in the development stage since its formation. During the development stage, the Company is primarily engaged in raising capital, obtaining financing, advertising and promoting the Company and administrative functions along with developing the interface and related web site.

         Risks and Uncertainties

         The Company is a start up company subject to the substantial business risks and uncertainties inherent to such an entity, including the potential risk of business failure.

         The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company's losses from operations through December 31, 2001 and lack of operational history, among other matters, raise substantial doubt about its ability to continue as a going concern. The Company intends to fund operations through additional debt and equity financing arrangements which management believes will be sufficient to fund its capital expenditures, working capital requirements and other cash requirements. There is no assurance the Company will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to the Company.

         Use of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

         Organization Costs

         The Company adopted Statement of Position No. 98-5 ("SOP 98-5"), "Reporting the Costs of Start-up Activities." SOP 98-5 requires that all non-governmental entities expense the costs of start-up activities, including organizational costs as those costs are incurred.

         Inventories

         The Company's inventories have been distributed to debt holders in satisfaction of debt as of December 31, 2001.

         Property and Equipment

         Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Depreciation expense for the year ended December 31, 2001 and 2000 was $1,250 and $5,035 respectively. Maintenance and repairs are charged to expense as incurred. Significant renewals and betterments are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is reflected in operations. The Company has distributed all its long-term assets to debt holders in satisfaction of debt as of December 31, 2001.

         Impairment of Long-Lived Assets

         The company has distributed all its long-lived assets to debt holders in satisfaction of debt as of December 31, 2001.

         Income Taxes

         The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be recovered.

         Revenue Recognition

         In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101 ("SAB 101"), "Revenue Recognition," which outlines the basic criteria that must be met to recognize revenue and provides guidance for presentation of revenue and for disclosure related to revenue recognition policies in financial statements filed with the Securities and Exchange Commission. The effective date of this pronouncement is the fourth quarter of the fiscal year beginning after December 15, 1999. The adoption of SAB 101 did not have a material effect on the financial statements.

         The Company will recognize revenue during the month in which services are provided and on a straight-line basis over the life of the membership dues received. Revenues recognized during 2000 are from a subsidiary, which recognizes revenue from the organization and hosting of corporate golf events when the events are completed. The company had no revenue for 2001.

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

         Advertising

         Advertising costs are expensed as incurred.

         Earnings Per Share

         The Company has adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share." Under SFAS 128, basic earnings per share is computed by dividing income available to common shareholders by the weighted-average number of common shares assumed to be outstanding during the period of computation. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. Because the Company has incurred net losses, basic and diluted loss per share are the same as additional potential common shares would be anti-dilutive.

         Reclassification

         Certain reclassifications have been made to the February 4, 1999 (date of inception) through December 31, 2001 financial statements in order to conform to the classification used in the current year.

         NOTE 2 - INCOME TAXES

         The Company is in the development stage and has incurred losses since its inception. Net operating losses ("NOLs") generated in this stage would generally result in a deferred tax asset. On December 31, 2001, the gross deferred tax asset generated by these NOLs totaled approximately $758,000. The Company recorded a valuation allowance of $758,000 against this deferred tax asset, as the recoverability is dependent on the success of future operations.

         No current provision for income taxes for the year ended December 31, 2001 is required, except for minimum state taxes of $800.

         As of December 31, 2001, the Company had net operating loss carry forwards of approximately $1,589,218 for federal and state income tax reporting purposes, which expire by 2014, respectively. In addition, the Company may have limited usage of NOLs due to the change in ownership. The Company recorded the deferred asset and the corresponding valuation allowance, which come to zero.

         NOTE 3 - STOCKHOLDERS' EQUITY

         Preferred Stock

         Shares of preferred stock may be issued in one or more classes or series at such time the Board of Directors may determine. All shares of any one series shall be equal in rank and identical in all respects. As of December 31, 2001, the Board of Directors has not designated or approved the issuance of any series of preferred stock.

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

         Stock Options

         On May 7, 1999, the Company adopted Champion's existing Compensatory Stock Option Plan (the "Plan"). No options had been issued under the Plan as of that date. The Plan allows for 300,000 shares of authorized but unissued common stock to be issued to eligible persons. The exercise price of these options shall not be less than 85% of the fair market value of the Company's common stock, as determined by either the price the stock is being traded publicly or by a price determined by the

         Compensation Committee, at the date of grant. Options expire up to ten years after their grant date and generally vest ratably over five years from the date of grant.

         From time to time, the Company issues non-plan stock options pursuant to various agreements and other compensatory arrangements. Under the terms of various consulting agreements with outside consultants, the Company issued options to purchase 6,000 shares of the Company's common stock at an exercise price of $17.50 per share (the estimated fair market value on the date of grant by the Company was $14.90). The options vest over a two-year period from the date of grant and are exercisable through July 2004. Under SFAS 123, consulting expense recognized is $7,800 at December 31, 2000.

         Effective February 24, 2000, the Company issued 20,000 restricted shares and options to purchase 2,000 shares of the Company's common stock to directors. The options, which have an exercise price of $10.00, vest immediately and are exercisable through February 24, 2002. Total expense recognized in fiscal 2000 is approximately $150,000.

         The following is a status of the stock options outstanding at December 31, 2001 and December 31, 2000 and the changes during the period ended December 31, 2001 and December 31, 2000:

                                                                  Weighted
                                                                  Avergae
                                                Options        Exercise Price
                                                -------        --------------
            Balance, february 4, 1999                 -        $          -

            Granted                             159,000                 7.10
                                                -------        -------------
            Balance, December 31, 2001
              and 2000                          159,000        $        7.10
                                                =======        =============

         153,000 of the options outstanding at December 31, 2000 and December 31, 2001 have an exercise price of $6.70 and a weighted average remaining contractual life of 8.4 years. The remaining 6,000 options have an exercise price of $17.50, with a weighted average remaining contractual life of 2.6 years.

         The fair value for each option was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:
         (i) risk free interest rate of 6.25%; (ii) dividend yield of 0%; (iii) expected life of the options of 5 years; and (iv) volatility of 22%. No stock options were exercised or granted in the year ending December 31, 2001 or 2000. Had compensation costs for the Company's options been determined consistent with SFAS 123, the Company's net loss and net loss per share for the period ended December 31, 2001 and 2000 would approximate the pro forma amounts below:

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

                                                          As            Pro
                                                       Reported        Forma
                                                      ----------    ----------
                  2000
                  ----

              Net Loss                                $ (537,581)   $ (527,581)
                                                      ----------    ----------

              Basic and diluted loss per share        $    (1.70)   $    (1.70)
                                                      ==========    ==========

                 2001
                 ----

              Net Income                              $  247,197    $  247,198
                                                      ----------    ----------

              Basic and diluted loss per share        $     0.29    $     0.29
                                                      ==========    ==========



         The following represents a summary of warrants outstanding for the period ended December 31, 2001.

                                                                  Weighted
                                                                  Avergae
                                                Options        Exercise Price
                                                -------        --------------
            Balance, February 4, 1999                 -                   -

            Granted                             217,500        $       15.60
                                                -------        -------------
            Balance, December 31, 2001
              and 2000                          217,500        $       15.60
                                                -------        -------------

            Exercisable December 31, 2001       217,500        $       11.56
                                                =======        =============


         All warrants have expired as of March 1, 2002 without being exercised.

         On April 23, 2001, the Company issued 9,000 shares of the Company's common stock at $3.30 per share to a non-related third party in settlement of an outstanding note payable of $30,000 and forgiveness of accrued interest.

         On April 23, 2001, the Company issued 200,000 shares of the Company's common stock at $0.686 per share to a stockholder in settlement of a note payable, forgiveness of accrued interest, assumption off all of the Company's debt with the exception of the convertible note payable to a company.

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

         On December 18, 2001 the Company issued 100,000 shares of the Company's common stock at $1.00 per share for a note payable.

         On December 18, 2001 the Company issued 100,000 shares of the Company's common stock at $1.00 per share to the Company's president as compensation for the next three years, which was capitalized at year-end.

         On December 18, 2001 the Company issued 39,000 shares of the Company's common at $1.00 per share to attorneys for cost associated with the merger, which was capitalized at year-end.

         On December 18, 2001 the Company issued 160,000 shares of the Company's common stock at $1.00 per share to a security firm for costs associated with the merger, which was capitalized at year-end.

         On December 18, 2001 the Company issued 439,000 shares of the Company's common stock at $0.20 per share to an existing shareholder to cover costs associated with merger, which was capitalized at year-end.

         On December 18, 2001 the Company issued 8,690,943 shares of the Company's common stock at $0.001 per share.


         NOTE 4 - CONVERTIBLE NOTE PAYABLE

         The Company entered into a Securities Purchase Agreement with an investor, whereby the Company sold to the investor a $333,333 principal amount convertible note for $200,000. The note bears interest at 8 percent and is due on August 1, 2001. The holder of the note has the option to require interest payments in cash or stock. As of December 31, 2001, the Company has incurred interest expense related to the note in the amount of $55,555. The company satisfied the debt and accrued interest by issuance of 100,000 shares of common stock.

         NOTE 5 - COMMITMENTS AND CONTINGENCIES

         Lease Agreements

         The Company abandoned its facility in 2001. Total rent expense incurred for the year ended December 31, 2001 and 2000 was $7,684 and $31,136 respectively.

         Contracts and Agreements

         All contracts have been satisfied, rescinded or expired as of December 31, 2001.

                      AMERICAN ORIENTAL BIOENGINEERING, INC
                    (FORMERLY INTERNET GOLF ASSOICATION, INC.
                           DEVELOPMENT STAGE COMPANY)
                                DECEMBER 31, 2001

         NOTE 6 - LOSS PER SHARE

                                                          2001          2000
                                                       ---------     ---------
         Basic and diluted loss per common share
           is computed as follows:

         Numerator for basic and diluted loss per
          common share
            Net income (loss) charged to common
             stockholders                              $ 247,197    $ (537,581)

        Denominator for basic and diluted income
         (loss) per common share:
           Weighted average common shares outstanding    860,713       316,582
                                                       ---------    ----------
        Basic and diluted income (loss) per
         common share                                  $    0.29    $    (1.70)
                                                       =========    ==========


         NOTE 7 - NOTES PAYABLE

         Short-Term Note Payable

         On January 12, 2000, the Company borrowed $187,500 for working capital purposes from a third party. The note requires monthly interest payments of 8%, with all unpaid principal and accrued interest due August 31, 2000. During the year ending December 31, 2000, $3,750 of interest expense was recognized. This note was converted into 19,625 shares of the Company's common stock at $1.00 per share on August 14, 2000.

         Notes Payable to Officers

         In March 2000, the Company borrowed $40,000 for working capital purposes from an officer of the Company. The notes require monthly interest payments of 8%. The Company borrowed an additional $26,200 during the quarter ended September 30, 2000. The company satisfied these notes by distributing the assets to the note holders during 2001.

         Other Short-Term Borrowings

         During the quarter ended December 31, 2000, the Company borrowed an aggregate of $10,500 for a total outstanding of $10,500 from an unrelated third party. The principal amount is unsecured, bears no interest, and is due on demand.

         NOTE 8 - SUBSEQUENT EVENTS

         ACQUISTION OF HARBIN THREE HAPPINESS BIOENGINEERING LIMITED

         In an agreement dated December 18, 2001 the Company agreed to acquire Harbin Three Happiness Bioengineering Limited (a limited liability company) formed in the People's Republic of China. The company has agreed to issue 8,538,943 shares to the members of Harbin Three. The Company has changed its name to American Oriental Bioengineering, Inc.

         UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

         The following unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting as prescribed by Statement of Financial Accounting Standards No. 141 "Business Combinations." The following unaudited pro forma combined financial statements and the accompanying notes should be read in conjunction with the historical financial statements and related notes of American Oriental Bioengineering, Inc.(formerly Internet Golf Association, Inc.) (American Oriental) and Harbin Three Happiness Bioengineering Limited (Harbin), which are, included elsewhere in this document.

         The unaudited pro forma combined financial statements are provided for information purposes only and does not purport to represent what the combined financial position and results of operations would have been had the merger in fact occurred on the dates indicated. The following unaudited pro forma combined balance sheet represents the combined financial position of American Oriental and Harbin as of December 31, 2001, assuming that the merger occurred on December 31, 2001. The unaudited proforma combined statements of operations give effect to the proposed merger of American Oriental and Harbin by combining the results of operations assuming that the merger occurred on January 1, 2001. The unaudited proforma combined financial statements are presented for illustrative purposes only. The proforma adjustments are based upon available information and assumptions that management believes are reasonable.

                HARBIN THREE HAPPINESS BIOENGINEERING LIMITED AND
                     AMERICAN ORIENTAL BIOENGINEERING, INC.
     (FORMERLY INTERNET GOLF ASSOCIATION, INC. A DEVELOPMENT STAGE COMPANY)
                        PRO FORMA COMBINED BALANCE SHEET
                                DECEMBER 31, 2001


                                          AMERICAN HARBIN
                                              ORIENTAL              THREE         PRO FORMA
                   ASSETS                    (UNAUDITED)         (UNAUDITED)      ADJUSTMENTS            PRO FORMA
--------------------------------          ---------------        -----------      -----------           -----------
CURRENT ASSETS
  Cash and cash equivalents                  $        76         $ 1,325,453      $        --           $ 1,325,529
  Trade receivables                                   --           1,089,572               --             1,089,572
  Inventories                                         --             603,520               --               603,520
  Prepaid expenses                                    --             565,931               --               565,931
  Due from related parties                            --             108,908               --               108,908
  Deferred taxes                                      --             103,116               --               103,116
  Other                                               --              30,361          (30,361)(2)                --
                                             -----------         -----------      -----------           -----------
  Total Current assets                                76           3,826,861          (30,361)            3,796,576

PROPERTY AND EQUIPMENT, NET                           --           4,043,301               --             4,043,301
OTHER                                            395,491             813,253         (328,824)(1,2)         879,920
                                             -----------         -----------      -----------           -----------
                                             $   395,567         $ 8,683,415      $  (359,185)          $ 8,719,797
                                             ===========         ===========      ===========           ===========


 LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses     $       800         $   708,629      $        --           $   709,429
   Bank loans                                         --           1,445,783               --             1,445,783
   Other                                              --             215,646               --               215,646
                                             -----------         -----------      -----------           -----------
   Total current liabilities                         800           2,370,058               --             2,370,858

Shareholders' equity                                  --                  --               --                    --
   Members equity                                     --           6,313,357       (6,313,357)(1)                --
   Common stock                                   10,141                  --               --                10,141
   Paid-in capital                             1,973,844                  --        2,566,751(1)          4,540,595
   Statutory requirement                                                             (550,202)(1)          (550,202)
   Retained earings(deficit)                  (1,589,218)                 --        3,937,623 (1,2)       2,348,405
                                             -----------         -----------      -----------           -----------
                                             $   395,567         $ 8,683,415      $  (359,185)          $ 8,719,797
                                             ===========         ===========      ===========           ===========


Notes to Pro Forma Financial Statements

1. Recapitalize American Oriental to reflect merger.

2. To write-off merger costs.


   The accompanying notes are an integral part of these financial statements.

                HARBIN THREE HAPPINESS BIOENGINEERING LIMITED AND
                     AMERICAN ORIENTAL BIOENGINEERING, INC.
     (FORMERLY INTERNET GOLF ASSOCIATION, INC. A DEVELOPMENT STAGE COMPANY)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                            AMERICAN            HARBIN
                                            ORIENTAL            THREE            PRO FORMA
                                           (UNAUDITED)       (UNAUDITED)        ADJUSTMENTS          PRO FORMA
                                          --------------     --------------     --------------      --------------
Gross revenue                              $           -      $   7,840,342      $           -      $    7,840,342
Cost of sales                                          -          3,558,672                  -           3,558,672
                                          --------------     --------------     --------------      --------------
Gross profit                                           -          4,281,670                  -           4,281,670


Selling, general and
  administrative expenses                              -          2,460,747                  -           2,460,747
Depreciation                                           -            384,305                  -             384,305
Interest                                               -             91,705                  -              91,705
Merger costs                                                              -            350,494 (1)         350,494
Other Income                                           -           (190,127)                 -            (190,127)
Income Taxes                                                        218,932                  -             218,932
                                          --------------     --------------     --------------      --------------
Net income  from
    continuing operations                                         1,316,108            350,494             965,614

Net Income from discontinued
   operations                                    247,197                  -            247,197 (2)               -
                                          --------------     --------------     --------------      --------------
Net income                                $      247,197     $    1,316,108      $     597,691      $      965,614
                                          ==============     ==============     ==============      ==============

Income ( loss) per common share

Basic and diluted
  Income from continuing
   operations                            $            -                                             $         0.10
  Loss from discontinued
   operations                                       0.29                                                        -
                                         ---------------                                           ----------------
Net income                               $          0.29                                           $        $ 0.10
                                         ===============                                           ================

Weighted average number of common
  shares outstanding
  Basic                                          860,713                                                10,141,017


Notes to Pro Forma Financial Statements

1 . To write-off merger costs.

2 . Eliminate income from discontinued operations.



   The accompanying notes are an integral part of these financial statements.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Members
of Harbin Three Happiness Bioengineering Limited


We have audited the accompanying balance sheets of Harbin Three Happiness Bioengineering Limited (the "Company") as of December 31, 2001 and 2000, and the related statements of income, changes in member equity, and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the over-all financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harbin Three Happiness Bioengineering Limited as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

Thomas Leger & Co., L.L.P.
Houston, Texas
March 13, 2002

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                  BALANCE SHEET
                             (United States Dollars)

                                     ASSETS

                                                              December 31,
                                                       -------------------------
                                                          2001           2000
                                                       ----------     ----------
CURRENT ASSETS
  Cash and bank balances                               $1,325,453     $  470,448
  Trade receivables, net of provisions                  1,089,572        346,870
  Inventory                                               603,520        831,745
  Prepayments for goods                                   565,931        671,868
  Due from related parties                                108,908         90,458
  Deferred taxes                                          103,116         40,067
  Other                                                    30,361             --
                                                       ----------     ----------

TOTAL CURRENT ASSETS                                    3,826,861      2,451,456

FIXED ASSETS, net of depreciation                       4,043,301      4,177,037

OTHER ASSETS, net of amortization                         813,253        903,614
                                                       ----------     ----------

      TOTAL ASSETS                                     $8,683,415     $7,532,107
                                                       ==========     ==========


                      LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses               $  429,647     $  377,730
   Prepayments for materials                              278,982        361,200
   Bank loans                                           1,445,783      1,445,783
   Government grant                                       120,482        120,482
   Taxes payable                                           88,031        101,609
   Payable to related party                                 7,133        128,054
                                                       ----------     ----------

TOTAL CURRENT LIABILITIES                               2,370,058      2,534,858

MEMBERS' EQUITY                                         6,313,357      4,997,249
                                                       ----------     ----------

TOTAL LIABILITIES AND MEMBERS' EQUITY                  $8,683,415     $7,532,107
                                                       ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                               STATEMENT OF INCOME
                             (United States Dollars)

                                           Year Ended Decmeber 31,
                                        ----------------------------
                                           2001              2000
                                        -----------      -----------
SALES                                   $ 7,840,342      $ 5,928,512

COST OF SALES                             3,558,672        1,997,317
                                        -----------      -----------

GROSS PROFIT                              4,281,670        3,931,195

SELLING AND ADMINISTRATIVE EXPENSE          522,196          511,377

ADVERTISING                               1,296,370        1,248,129

GENERAL AND ADMINISTRATIVE EXPENSES         642,181          566,925

DEPRECIATION AND AMORTIZATION               384,305          365,041

INTEREST                                     91,705           93,551

OTHER INCOME                               (190,127)         (44,332)
                                        -----------      -----------

INCOME BEFORE INCOME TAXES                1,535,040        1,190,504

INCOME TAXES                                218,932          178,630
                                        -----------      -----------

NET INCOME                              $ 1,316,108      $ 1,011,874
                                        ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                     STATEMENT OF CHANGES IN MEMBERS' EQUITY
                             (United States Dollars)


                                    Capital        Statutory
                                  Contributed       Capital        Earnings           Total
                                  -----------     -----------     -----------      -----------
Balance at December 31,1999       $ 3,614,458     $   151,836     $   218,719      $ 3,985,013

Net income                                 --              --       1,012,236        1,012,236

Increase in statutory capital              --         158,696        (158,696)              --
                                  -----------     -----------     -----------      -----------

Balance at December 31, 2000        3,614,458         310,532       1,072,259        4,997,249

Net income                                 --              --       1,316,108        1,316,108

Increase in statutory capital              --         239,670        (239,670)              --
                                  -----------     -----------     -----------      -----------

Balance at December 31, 2001      $ 3,614,458     $   550,202     $ 2,148,697      $ 6,313,357
                                  ===========     ===========     ===========      ===========



   The accompanying notes are an integral part of these financial statements.

           HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                      STATEMENT OF CASH FLOWS
                      (United States Dollars)


                                                       Year Ended December 31,
                                                    ----------------------------
                                                       2001              2000
                                                    -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                          $ 1,316,108      $ 1,012,236
Adjustments to reconcile net income to
 net cash provided by operating:
   Depreciation and amortization                        384,305          365,041
(Increase)decrease in assets:
    Inventory                                           228,225         (237,930)
    Trade receivables                                  (742,702)        (149,940)
    Advance payments                                    105,937          436,376
    Due from related parties                            (18,450)           7,519
    Deferred taxes                                      (63,049)          (7,900)
    Deferred merger costs                               (30,361)              --
Increase(decrease) in liabilities:
    Trade payables and accrued expenses                  51,917         (233,643)
    Payable to related party                           (128,054)        (342,097)
    Due to shareholders                                   7,133           (8,940)
    Income taxes payable                                (13,578)          19,066
    Prepayments                                         (82,218)        (198,550)
                                                    -----------      -----------

Net cash provided by operating activities             1,015,213          661,238
                                                    -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchase of fixed assets                           (160,208)        (215,388)
    Dividends paid                                           --         (297,646)
                                                    -----------      -----------
    Net cash used in investing activities              (160,208)        (513,034)
                                                    -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from grant                                      --          120,482
                                                    -----------      -----------

NET INCREASE IN CASH AND BANK BALANCES                  855,005          268,683
    Cash and bank balances, beginning of period         470,448          201,765
                                                    -----------      -----------

   Cash and bank balances, at end of period         $ 1,325,453      $   470,448
                                                    ===========      ===========

Supplementary information:
   Interest paid                                    $    91,705      $    93,672
                                                    ===========      ===========
   Taxes paid                                       $   227,536      $   167,464
                                                    ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001

NOTES

   1.         ORGANIZATION AND PRINCIPAL ACTIVITIES

              Harbin Three Happiness Bioengineering Limited (a limited liability company), (the "Company") was formed in the People's Republic of China (the "PRC" in 1995.

              The principal activities of the Company are research, manufacture and sale of prescription and non-prescription health care products.

   2.         BASIS OF PRESENTATION

              The financial statements are prepared in accordance with generally accepted accounting principles used in the United States of America. This basis of accounting differs from that used in the statutory financial statements in the PRC. No material adjustments were required.

   3.         SUMMARY OF PRINCIPAL ACCOUNTING POLICIES

              ECONOMIC AND POLITICAL RISKS

              The Company faces a number of risks and challenges since its operations are in the PRC and its primary market is in the PRC.

              CASH AND CASH EQUIVALENTS

              The company considers cash and cash equivalents to include cash on hand and demand deposits with banks, which have a maturity date of three months or less.

              The Company maintains no bank accounts in the United States of America.

              INVENTORY

              Inventories are stated at the lower of cost or market on the first-in, first-out basis, and includes finished goods, raw materials, packaging material and product merchandise. Finished goods include costs of raw materials, packaging, labor used in production, and warehousing.

              PROPERTY, PLANT AND EQUIPMENT

              Property, plant and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.

              When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.

              In accordance with Statement of Financial Accounting Standards
              (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of", the company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. There were no impairments.

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001

   3.         SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

              Depreciation is calculated on a straight-line basis over the estimated useful life of the assets. The percentages applied are:

                o      Leasehold land and buildings                2% - 10%
                o      Machines and equipment                      10%
                o      Vehicles                                    20%
                o      Office equipment and furnishings            20%
                o      Other                                       20%

              OTHER ASSETS

              Other assets are comprised of intangible assets such as licensing fees, which are amortized over the estimated useful life, generally twelve years.

              INCOME TAXES

              Taxes are calculated in accordance with taxation principles currently effective in the PRC. Income taxes are determined under the liability method as required by Statement of Financial Accounting Standard No. 109 "Accounting for Income Taxes".

              Under SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided for significant deferred tax assets when it is more likely than not that such asset will not be recovered.

              STATUTORY CAPITAL

              The Republic of China requires the Company to reserve a portion of its equity in the event of liquidation of the Company.

              FOREIGN CURRENCY TRANSLATION

              The Company maintains its books and accounting records in Renminb:
              ("RMB") the PRC's currency. Translation of amounts from RMB$ in United States dollars ("US$") has been made at the single rate of exchange of US$1.00:RMB$8.30. No representation is made that RMB$ amounts could have been or could be, converted into US$ at that rate.

              On January 1, 1994, the PRC government introduced a single rate of exchange as quoted daily by the People's Bank of China (the "Unified Exchange Rate").

              The quotation of the exchange rates does not imply free convertibility of RMB other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People's Bank of China. Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with suppliers invoices, shipping documents and signed contracts

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001

    3.        SUMMARY OF PRINCIPAL ACCOUNTING POLICIES (continued)

              USE OF ESTIMATES

              The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results when ultimately realized could differ from those estimates.

              REVENUE RECOGNITION

              Revenue is recognized when merchandise is shipped and title passes to the customer.

              EMPLOYEES' BENEFITS

              Mandatory contributions are made to the Government's health, retirement benefit and unemployment schemes at the statutory rates in force during the period, based on gross salary payments. The cost of these payments is charged to the statement of income in the same period as the related salary cost.

   4.         FIXED ASSETS (at cost)


                                                   2001                2000
                                                -----------         -----------
              Leasehold land and buildings      $ 3,113,243         $ 3,102,078
              Plant and machinery                 1,617,851           1,604,703
              Motor vehicles                        241,184             145,422
              Furniture and fixtures                110,205             105,092
              Other                                 131,206              96,186
                                                -----------         -----------
                                                  5,213,689           5,053,481
                                                -----------         -----------
              Less Accumulated depreciation:
              Leasehold land and buildings          221,659             153,682
              Plant and machinery                   729,259             568,161
              Motor vehicles                        128,446             101,682
              Furniture and fixtures                 55,651              34,550
              Other                                  35,373              18,369
                                                -----------         -----------
                                                  1,170,388             876,444
                                                -----------         -----------

              Net book value                    $ 4,043,301         $ 4,177,037
                                                ===========         ===========


              All the Company's land and buildings are located in the PRC under a land use right for 10 to 50 years commencing in 1995.

   5.         Other (Intangible) Asset - Licensing Agreement

                                                      2001              2000
                                                 ------------       ------------
              Cost                               $  1,084,337       $  1,084,337
              Less : Accumulated amortization         271,084            180,723
                                                 ------------       ------------
              Net book                           $    813,253       $    903,614
                                                 ============       ============

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001


   6.       INVENTORIES

                                                          December 31,
                                               --------------------------------
                                                   2001                2000
                                               --------------      ------------
            Raw                                $    582,744        $    278,880
            Finished                                 20,776             552,865
                                               --------------      ------------
                                               $    603,520        $    831,745
                                               ==============      ============

    7.        AMOUNT DUE FROM RELATED PARTIES

              The amounts are unsecured, interest-free and repayable on demand.

    8.        BANK LOANS

              The loans bearing interest at a rate of 6.435% per annum are due within one year and are guaranteed by a related company. The related company has agreed to continue to provide the guarantees until the loans are fully repaid.

    9.        GOVERNMENT GRANT

              The Hei Long Jian Province Scientific Technology Department (a governmental entity) gave a grant to the Company for research and development. The grant does not have to be paid back if certain events occur in the future.

   10.        INCOME TAXES

              The provisions for income taxes for the years ended December 31 are summarized as follows:

              PRC:                                    2001             2000
                                                   -----------     ----------
              Current                              $  281,981      $  186,530
              Deferred                                (63,049)         (7,900)
                                                   ----------      ----------
                                                   $  218,932      $  178,630
                                                   ==========      ==========


              The provision for income taxes differ from amounts computed at the statutory rate as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                      2001            2000
                                                  ------------     -----------
              PRC income tax at statutory rate    $  230,256       $  178,630
              Reconciling items:
                Permanent differences                (11,324)         (15,055)
                Temporary differences                 63,049           22,955
                                                  ----------       ----------
                                                  $  281,981       $  186,530
                                                  ==========       ===========

              The Company's deferred tax assets were as follows at December 31:

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001

                                                      2001            2000
                                                  ----------       -----------
              Basis difference in property,
                plant and equipment               $   47,592       $   30,622
              Basis difference in inventory           11,915           18,072
              Other                               $   43,609           (8,627)
                                                  ----------       -----------
                                                  $  103,116       $   40,067
                                                  ==========       ===========

              Taxes payable at December 31 are as follows:

                                                     2001            2000
                                                  ----------       -----------
              Value added tax                     $      -         $   68,023
              Corporation income tax                  88,031           33,586
                                                  ----------       -----------
                                                  $   88,031       $  101,609
                                                  ==========       ===========


   11.        CONCENTRATION OF CREDIT RISKS

              Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash deposits, trade receivables, and the amounts due from and to directors and related parties.

              (i)      Cash deposits

              The Group places it cash deposits with an international bank.

              (ii)    Amounts due from related companies

              At December 31, 2000, there is $108,908 amount due from related parties.

              The Company does not have the policy of requiring collateral.

              (iii) Amounts due from and to directors (See "Additional related party balances and transactions")

    12.       FAIR VALUE OF FINANCIAL INSTRUMENTS

              The fair value of financial instruments are set out as follows:

              (i)     Cash deposits

              The cash deposits are stated at cost which approximates market value.

             (ii) Trade receivables, other receivables and amounts due from directors and related companies

              Trade receivables, other receivables and the amounts due from related companies and directors are stated at their book value less provision for doubtful debts, which approximates the fair value.

                  HARBIN THREE HAPPINESS BIOENGINEERING LIMITED
                                DECEMBER 31, 2001

              The carrying amount of short-term bank loans approximates the fair value because of the short maturity of these instruments.

              Accounts payable and amounts due to related companies and directors are stated at their book value which approximates their fair value.

     13.      CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

              The Company's operations are conducted in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC and by the general state of the PRC economy.

              The Company's operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental policies with respect to laws and regulation, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, amount other things

     14.      RELATED PARTY TRANSACTIONS

              The Company is affiliated with other companies through common ownership. There were no transactions involving operating income or expense during 2001 and 2000. However, as discussed in Note 8, one affiliated company provides a guarantee on all bank debt.

     15.      OTHER

               The Company has announced a reverse merger with American Oriental Bioengineering, Inc. (formerly Internet Golf Association, Inc.) ("AOBI"). Under the terms of the proposed merger agreement, AOBI would acquire 100% of the outstanding member interest of the Company.